(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

ING Funds Trust

We consent to the use of our report dated May 28, 2013, incorporated herein by reference, for ING GNMA Income Fund, ING High Yield Bond Fund, ING Intermediate Bond Fund, ING Short Term Bond Fund, and ING Strategic Income Fund each a series of the ING Funds Trust, and to the use of our report dated May 24, 2013, incorporated herein by reference, for ING Floating Rate Fund, a series of the ING Funds Trust. We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectuses, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Boston, Massachusetts
July 26, 2013